Exhibit 10.26

SUPPLY AGREEMENT

SUPPLY AGREEMENT (“Agreement”) dated as of September 23, 2003, (“Effective Date”) between RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company (“Reliant”), and AUSTIN SHASUN, LLC, an Illinois limited liability company (“ASL”).

WHEREAS, ASL and Reliant desire to enter into this Agreement which will set forth the terms and conditions under which ASL shall supply to Reliant bulk quantities of the Active Ingredient (as hereinafter defined) for use in the manufacture of the Products (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

SECTION 1.1. As used herein, the following defined terms shall have the definitions set forth below:

(a) “Act” shall mean the Federal Food Drug and Cosmetic Act (21 U.S.C. §301 et seq) as amended from time to time and the regulations promulgated thereunder and corresponding legislation in any other country where the Active Ingredient is manufactured.

(b) “Active Ingredient” or “API” shall mean isradipine.

(c) “Adverse Events” shall mean any serious or unexpected side effect, injury, toxicity, or sensitivity reaction, or any adverse drug reaction reports and the severity thereof associated with the Product where the term “serious” as used in this Section refers to an experience which results in death, permanent or substantial disability, a vegetative state, inpatient hospitalization or prolongation of hospitalization, a congenital anomaly, cancer, an overdose, or is life threatening. The term “unexpected” as used in this definition means an adverse drug experience that is not listed in the then current labeling for the Product and includes an event that may be symptomatically or pathophysiologically related to an event listed in the labeling, but differs from the event because of greater severity or specificity.

(d) “Affiliate” shall mean all corporations or business entities which, directly or indirectly, are controlled by, control or are under common control by any of ASL or Reliant, as the case may be. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of at least fifty percent (50%) of the voting shares or interest of such person or entity, by contract or otherwise.

(e) “Agreement Year” shall mean each twelve (12) month period of the term of this Agreement beginning on the first day of the calendar year except for the “First Agreement Year”

which shall mean the period commencing on the Effective Date and ending on December 31, 2003.

(f) “Annual Payment Amount” shall have the meaning set forth in Section 2.7(c).

(g) “Annualized Purchase Amount” shall have the meaning set forth in Section 2.7(d).

(h) A “Bankruptcy Event” shall have occurred when the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within one hundred and twenty (120) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within one hundred and twenty (120) days thereafter.

(i) “Claims” shall have the meaning ascribed in Section 2.9.

(j) “Designated Facility” shall mean a location in the Territory set forth by Reliant in the applicable purchase order.

(k) “Drug Master File” or “DMF’ means a submission to the FDA by ASL that may be used to provide confidential detailed information about facilities, processes or articles used in the manufacturing, processing, packaging and storing of the Active Ingredient.

(l) “DynaCirc” shall mean isradipine capsules [***] marketed by Reliant pursuant to the NDA under the brand name DynaCirc®.

(m) “DynaCirc CR” shall mean controlled release isradipine capsules (5 mg and 10 mg) marketed by Reliant pursuant to the NDA under the brand name DynaCirc CR®.

(n) “Effective Date” shall mean the date first shown above.

(o) “FDA” shall mean the United States Food and Drug Administration or any successor entity performing similar functions.

(p) “First Commercial Sale” shall mean the date on which Reliant (or any Affiliate of Reliant) sells the first Product to an unaffiliated third party utilizing API supplied by ASL pursuant to this Agreement.

(q) “GMP” shall mean current Good Manufacturing Practice as defined in 21 CFR §210.211 as may be amended from time to time.

(r) “Improvements” shall mean any improved Products, line extensions, modified Products or similar items which contain the Active Ingredient and which Reliant obtains rights to, develops or sells during the course of this Agreement.

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(s) “Initial Forecast” shall have the meaning ascribed in Section 2.8(a).

(t) “Initial Products” shall mean DynaCirc and DynaCirc CR manufactured using bulk amounts of the Active Ingredient supplied by ASL.

(u) “Losses” shall have the meaning ascribed in Section 3.2.

(v) “NDA” shall mean the New Drug Applications, 19-596 (DynaCirc) and 20-336 (DynaCirc CR) as amended and supplemented, to market the Products and any materials, documents or information referred to or relied upon therein.

(w) “Process Description” shall mean, with respect to the Active Ingredient, good manufacturing procedures (including, but not limited to, FDA quality system requirements and procedures), as well as such other know-how, technical specifications, instructions, processes and other intellectual property and information Reliant shall possess and as shall be necessary in order to allow ASL to manufacture and/or have manufactured the Active Ingredient.

(x) “Products” shall mean the Initial Products, and any Improvements thereto including all formulations containing Active Ingredient in all strengths, dosage forms and presentations.

(y) “Product Quality Complaint” shall mean any complaint that questions the purity, identity, potency or quality of the Active Ingredient.

(z) “Purchase Price” shall have the meaning ascribed in Section 2.7.

(z2) “Quality Agreement” refers to the form of Quality Agreement attached as Exhibit C.

(z3) “Quarterly Forecast” shall have meaning ascribed in Section 2.8(a).

(aa) “Receipt Date” shall mean the earliest date on which a party or its Affiliate first becomes aware of the Adverse Event.

(bb) “Regulatory Approval” shall mean, with respect to the Products, the FDA’s regulatory approval of the amendment to the NDA authorizing the use of Active Ingredient manufactured by ASL in the Initial Products.

(cc) “Regulatory Filings” shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever (including any supporting information related thereto) filed with, or prepared in connection with, the Regulatory Approval.

(dd) “Specifications” shall have the meaning ascribed in 2.2.

(ee) “Term” shall have the meaning ascribed in 3.5.

(ff) “Territory” shall mean the United States, its territories and possessions including Puerto Rico.

SECTION 2

SUPPLY AGREEMENT

SECTION 2.1. Supply of the Active Ingredient.

(a) During the term of this Agreement, and subject to the other terms and conditions hereof, ASL shall supply and sell to Reliant and Reliant shall purchase from ASL all of Reliant’s requirements for the Active Ingredient pursuant to the terms of this Agreement. Notwithstanding the preceding sentence, Reliant’s obligation to purchase all of its requirements of API from ASL is contingent upon ASL’s ability to manufacture all Reliant’s requirements, receipt by Reliant of Regulatory Approval and is further subject to Reliant’s obligations to purchase minimum quantities of Active Ingredient from Novartis pursuant to that certain Supply Agreement by and between Reliant and Novartis dated January 10, 2003.

(b) During the term of this Agreement and provided that Reliant complies with its purchase obligations set forth herein, ASL shall not supply or sell the Active Ingredient to any other purchaser in the Territory or outside the Territory for sale of any product containing the Active Ingredient inside the Territory without the prior written consent of Reliant (provided, however, that nothing herein shall affect ASL’s ability to manufacture products which are not the Active Ingredient).

(c) ASL shall supply Reliant with Active Ingredient meeting the Specifications. All Active Ingredient supplied by ASL to Reliant hereunder shall be consistent with the DMF and NDA and produced in a facility and in a manner compliant with GMP and all other applicable laws, and shall not be adulterated or misbranded within the meaning of the Act and will have expiration dating of at least twenty four (24) months from the date of manufacture. Each shipment of Active Ingredient from ASL to Reliant shall be sampled and analyzed by ASL to determine if the shipment of Active Ingredient meets the Specifications. ASL shall deliver with each shipment of the Active Ingredient a certificate of analysis stating that the Active Ingredient meets the Specifications. ASL shall not relocate or otherwise transfer the site of manufacture of API without the express prior written approval of Reliant in the absence of a force majeure event or unremedied audit deficiencies under Section 2.3 below. Upon delivery to the Designated Facility, title to the Active Ingredient so delivered will be free and clear of any security interest or other encumbrance created by ASL.

SECTION 2.2. Specifications.

(a) The specifications (“Specifications”) for the Active Ingredient are set forth on Exhibit A.

(b) All Active Ingredient supplied to Reliant hereunder shall be supplied in bulk form in drums and on pallets or as otherwise agreed by the parties. The packaging requirements shall be specified in the Specifications.

(c) No changes to the Specifications or to the Active Ingredient shall be made by ASL without the prior written approval of Reliant unless expressly required either under GMP or the Act. In addition, any changes to the Active Ingredient, the Specifications or the manufacturing process which may require the submission of any amendment, filing or other documentation with the FDA and could potentially impact the NDA or other Regulatory Filings shall be identified, reviewed and require the written approval of Reliant. To the extent reasonably practicable, Reliant shall provide a response to any such proposed changes within twenty (20) business days after receipt

SECTION 2.3. Audit of Manufacturing Facility.

(a) Reliant or its representatives shall have the right, upon not less than five (5) business days advance notice and during regular business hours, to inspect and audit any facilities being used by ASL and any of its Affiliates, subsidiaries, joint ventures or other entities for the manufacture, production or supply or storage of the Active Ingredient (“Supply Facilities”) including all documentation related thereto to assure compliance by ASL or its suppliers with the terms of this Agreement, applicable US laws, rules and regulations including GMP and the prevailing FDA quality system requirements. Such inspection and audit shall be limited to those portions of such Supply Facilities as are involved in the production of the Active Ingredient, and shall be, conducted in a manner so as to minimize disruption of ASL’s and the inspected facilities’ business operations. ASL shall ensure Reliant has access to all such Supply Facilities (including, but not limited to, any third party facilities) in accordance with the foregoing in order for Reliant to conduct such audits; provided, however, that Reliant shall be subject to such reasonable confidentiality obligations as may be required by such third party in order to protect any proprietary information.

(b) If any of such audits reveal that the Supply Facilities do not satisfy the requirements of this Agreement or the Act, then Reliant shall provide written notice of such fact, which notice shall contain in reasonable detail (including reference to the applicable standard or criteria which has not been met) the deficiencies found in the Supply Facilities and, if practicable, those steps which should be undertaken in order to remedy such deficiencies. ASL shall within thirty (30) days remedy any deficiencies from any such audit which have been provided to ASL in writing. In the event that ASL does not remedy, or is incapable of remedying, any of such deficiencies within such thirty (30) day period, ASL shall have the option to locate and qualify alternate GMP qualified Supply Facilities from which to perform its supply obligations under this Agreement. Should ALSA not locate and qualify such alternate GMP qualified Supply Facilities within 90 days of receiving Reliant’s notice, then Reliant shall be entitled to terminate this Agreement upon written notice to ASL, in which event ASL shall provide Reliant at ASL’s cost such assistance and any other information (including the Process Descriptions) as shall be necessary in order for Reliant to manufacture or have manufactured the Active Ingredient at another facility.

(c) ASL acknowledges that the provisions of this Section 2.3 granting Reliant certain audit rights shall in no way relieve ASL of any of its obligations under this Agreement, nor shall such provisions require Reliant to conduct any such audits.

SECTION 2.4. Notice of Audit.

(a) Notice. ASL shall give Reliant immediate notice of any impending FDA or other governmental audit of ASL as it relates to the manufacture, production or testing storage of

Active Ingredient supplied to Reliant pursuant to this Agreement and shall provide Reliant with any documentation provided to it relating to such audit. ASL shall provide Reliant the opportunity for a 15-day, or a mutually-agreed timeline for review, prior to submission, any documentation prepared in response to such governmental audit and shall promptly provide Reliant with the results of such audit following its conclusion.

(b) Inspection Reports. ASL shall promptly provide to Reliant copies of any FDA or other US governmental inspection reports it receives from the FDA or other US governmental agency with jurisdiction over the manufacturing facility with respect to the manufacturing facilities which supply the Active Ingredient.

(c) Regulatory Inspections. ASL shall promptly notify Reliant of any FDA or other US regulatory inspections of the facilities which supply the Active Ingredient.

SECTION 2.5. Notice of Regulatory Action.

ASL shall provide Reliant with immediate notification of its receipt of any of the following related to the manufacture, production or testing storage of the Active Ingredient; a copy of any list of observations (Form FD483), Warning Letters, Information Letters, Regulatory Letters or the like issued by the FDA as well as provide Reliant an opportunity to review any written response prior to submission to the FDA. ASL shall maintain sole responsibility for any matter pertaining to such inspections.

SECTION 2.6. Recordkeeping.

ASL shall keep and maintain all production, batch, control laboratory and other records in accordance with all applicable FDA laws, roles and regulations including but not limited to GMP. Such records shall be made available to Reliant or its representatives upon request.

SECTION 2.7. Orders, Prices and Terms.

(a) Purchase Price. The purchase price (“Purchase Price”) for the Active Ingredient purchased from ASL for a [***] shall be as set forth on Exhibit B hereto. [***]. [***]. The Purchase Price for each purchase order shall be determined [***]. The Purchase Price set forth on Exhibit B [***]. Any change in the Purchase Price of Active Ingredient following [***] provided, however, that the [***].

(b) Effect of Specification Changes on Purchase Price. Notwithstanding the foregoing, in the event that Reliant requests a change to the Specifications, ASL shall notify Reliant within 30 days of ASL’s receipt of such request whether the requested change will result in a material increase or decrease in the direct cost of manufacture of the Active Ingredient and ASL’s estimate of the cost of implementing the change. If Reliant then confirms to ASL that it wants to have the change implemented, then Reliant shall reimburse ASL for the estimated costs of implementing the change and pay such increased or decreased price, as the case may be, for API in an amount that enables ASL to pass through its consequent direct cost increases or decreases

(c) [***] .

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) [***] .

(e) Invoices and Payments. ASL will invoice Reliant within thirty-(30) days after delivery and acceptance of each shipment of Active Ingredient to Reliant or Designated Facility. Reliant shall pay ASL for API accepted within thirty-(30) days of receipt of the relevant invoice. All payments shall be made in U.S. dollars without deduction of any kind such as for withholding taxes or claims of set-off other than in the case of a bona fide dispute with respect to this Agreement. If Reliant has not paid the invoice within such thirty (30) day period (other than amounts related to amounts subject to bona fide dispute), Reliant shall pay interest on any unpaid and undisputed amounts at the rate of 1 ½% per month or the maximum rate allowed by law whatever is lower until paid in full, and, if the dispute is resolved in ASL’s favor, Reliant shall pay interest at such rate on the disputed amount until paid in full.

SECTION 2.8. Forecasts and Purchase Orders.

(a) Following Regulatory Approval of one of the Initial Products during the term of this Agreement, Reliant shall provide to ASL no later than the first day of the first month of each calendar quarter a non-binding good faith estimate (“Quarterly Forecast”) by quarter of Reliant’s requirements for the Active Ingredient for the calendar quarter and the succeeding three (3) calendar quarters. Reliant will be obligated to purchase 75% of the quantities of API forecasted for the first two (2) succeeding calendar quarters of each Quarterly Forecast. Within (30) days of Regulatory Approval, Reliant shall provide an initial forecast (“Initial Forecast”) for the four calendar quarters following Regulatory Approval.

(b) Reliant shall place binding purchase orders for Active Ingredient by written or electronic purchase order (or by any other means agreed to by the parties) to ASL, which shall be placed at least ninety (90) days prior to desired date of delivery.

(c) ASL shall be obligated to supply Active Ingredient as ordered by Reliant. [***].

(d) ASL shall maintain minimum inventory levels equal to the binding portion of the then current Quarterly Forecast. The Active Ingredient shall be shipped C.I.F. Duty Unpaid to a Designated Facility or other location agreed by the parties. Active Ingredient shall be shipped upon completion of production in temperature-controlled vehicles in accordance with the specifications including light protecting containers and the Quality Agreement in order to maintain the quality of the Active Ingredient. Carriers selected by ASL must be commercially reputable, able to track shipments and fully insured with adequate coverage to replace the value of the goods shipped. Title and risk of loss pass on delivery to the Designated Facility.

(e) All shipments of Active Ingredient shall be accompanied by a packing slip and a certificate of analysis which describes the Active Ingredient, states the purchase order number, confirms that the Active Ingredient conforms in all ways with the Specifications, the Process Description and was manufactured in accordance with GMP and all other requirements of the Act. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Reliant shall notify ASL of any short-shipment claims within thirty (30) days of receipt of a shipment of Active Ingredient.

(g) ASL shall not be obligated to accept any returns of Active Ingredient other than as a result of such Active Ingredient failing to meet the Specifications in accordance with Section 2.9(a), was not manufactured in accordance with GMP, or does not otherwise comply with the manufacturing, storage and/or transportation requirements of the Act.

SECTION 2.9. Product Claims.

(a) After delivery of a shipment of any Active Ingredient to Reliant, Reliant shall have sixty (60) days to examine the Active Ingredient to determine if it conforms to the Specifications and, on the basis of such examination, to accept or reject such shipment. Any claims for failure to so conform (“Claims”) shall be made by Reliant in writing within such sixty (60) day period to ASL, indicating the nonconforming characteristics of the Active Ingredient.

(b) If ASL agrees with such Claim, then as promptly as possible after the submission of a Claim by Reliant, ASL shall, at Reliant’s option, provide Reliant (i) with a credit against future billings equal to the full amount paid by Reliant for such Active Ingredient or (ii) replacement Active Ingredient free of charge. ASL shall pay for all shipping costs of returning or destroying Active Ingredient that are the subject of such accepted Claims. ASL shall bear the risk of loss for such Active Ingredient, beginning at such time as they are taken at Reliant’s premises for return delivery.

(c) If ASL does not agree with such Claim, then the parties shall submit the Active Ingredient in question to an independent party with validated analytical methods (such as Metrics, Inc.) of testing the Active Ingredient to determine whether or not it complies with the Specifications. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 4.15.

SECTION 2.10. Additional Obligations of ASL.

ASL shall:

(a) Manufacture the Active Ingredient in accordance with the Specifications and the Quality Agreement for sale to Reliant taking care to adhere to GMP, and all applicable FDA and other applicable US laws, rules and regulations including but not limited to the Act and FDA Guides to Inspections of Bulk Pharmaceutical Chemicals.

(b) Ship all Active Ingredient to Reliant with a remaining shelf life of at least equal to the approved stability dating as set forth in the NDA as may be amended from time to time from date of shipment and perform annual stability testing on the API to support the expiration dating used on the API and affix lot numbers on the containers of Active Ingredient on each shipping carton in accordance with applicable US laws. Once expiration dating of at least thirty six (36) months is assigned to the Active Ingredient, all Active Ingredient supplied by ASL hereunder will have a remaining shelf life of at least twenty four (24) months from the date of shipment.

(c) On not less than five(5) business days notice, afford representatives of Reliant, the FDA and any other United States authority access to its facilities and that of its subcontractors for the purpose of inspecting and approving the facilities used to manufacture the Active Ingredient.

(d) No later than forty five (45) days of completion of test results on thirty (30) day accelerated stability on the first validation batch of API, ASL will take all actions necessary to establish a DMF with FDA as may be required by the rules and regulations of the FDA and to make all filings necessary to maintain the DMF including, but not limited to, any necessary updates following the completion of the stability report on the ninety (90) day accelerated stability test on the first validation batch of API. In addition, ASL shall take all action necessary to provide Reliant with access to the DMF such that the NDA may reference the DMF for the purposes of this Agreement.

(e) In the event any shipment of the Active Ingredient fails to conform to the Specifications, GMP, or any applicable FDA or other US governmental regulation, ASL shall, without charge, promptly replace any such Active Ingredient with a non-defective, conforming Active Ingredient. ASL shall promptly investigate the cause of such nonconformance or defect and shall report back to Reliant with respect to such investigation no later than seven (7) calendar days after notification or discovery of such nonconformance or defect.

(h) Neither ASL nor its subcontractors shall initiate any contact with the FDA or any other US regulatory agency in connection with the subject matter of this Agreement without the prior written approval of Reliant. ASL and/or such subcontractor shall inform Reliant, via same-day telephone and by receipt of written notice within one day thereafter, of any contacts of ASL or such subcontractor by the FDA or any other US regulatory agencies in connection with the subject matter of this Agreement, and ASL or such subcontractor shall prepare and submit to Reliant for its approval a written record of all such contacts. Reliant shall have the right to have a representative present at any time the FDA or other US governmental authority shall elect to conduct an inspection of any site at which a manufacturing or other investigation of API is being conducted. ASL or such subcontractor shall forward to Reliant any notice relating to such inspection, immediately upon receipt thereof.

SECTION 2.11. Adverse Events; FDA Audits; Etc.

(a) Each party agrees to cooperate with the other party in the exchange of information concerning Adverse Events associated with the use in humans of the Products which Reliant or any its Affiliates manufactures or has manufactured, markets, and distributes from the Active Ingredient supplied by ASL under this Agreement. Each party shall notify the designated party of the other set forth in Section 2.13 within one (1) working day of the Receipt Date. Unless otherwise required by law, Reliant will retain exclusive authority and responsibility for the reporting of any Adverse Events to the FDA.

(b) Each party shall notify the designated Quality Assurance Manager of the other by e-mail, fax or by telephone within one (1) working day of receipt of any product complaint report received relating in any manner to the Products which may meet FDA Field-alert Report criteria codified at 21 CFR 314.81(b)(1)) with an original copy of the report sent by overnight courier the same day. ASL shall investigate all such complaints associated with the Active Ingredient and provide a written response to such complaints with a copy to Reliant. Reliant shall investigate all such complaints associated with Product (other than complaints associated with the Active Ingredient)) and provide a written response to the FDA (if required by applicable laws) to such complaints with a copy to ASL. Each party shall provide the other with a preview copy of its written responses and consult with the other regarding such responses prior to filing the responses with the FDA.

(c) Reliant shall have the right to have a representative present at any time the FDA or other US governmental authority shall elect to conduct an inspection of any site at which a manufacturing or other investigation of the Active Ingredient is being conducted. ASL or such subcontractor shall forward to Reliant any notice relating to such inspection, immediately upon receipt thereof.

SECTION 2.12. Product Quality Complaints.

(a) Complaints that concern any incident that causes the Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one or more distributed batches of the Product to meet the Specifications shall be telephoned to both parties promptly upon receipt.

(b) The relevant contact person with respect to Adverse Events shall be:

If to ASL:

Facsimile No.: (847) 520 9160

Telephone No.: (847) 520 9600

E-mail:              @austinchemical.com

If to Reliant: Reliant Medical Affairs

Fax: 1-877-311-8160

Tel: 1-908-580-1200

        1-877-311-7515

SECTION 2.13. Government Agency Recalls.

(a) Each of the parties agree to maintain or cause to be maintained such traceability records as are necessary to permit a recall, withdrawal, field alert or field correction of Active Ingredient or Product.

(b) In the event any governmental agency having applicable jurisdiction shall order any corrective action with respect to Product containing Active Ingredient supplied hereunder such as customer notice, restriction, change, corrective action or market action or any Product change, and the cause of basis of such corrective action is due to the actions or inactions of ASL under this Agreement including without limitation the failure of the API to meet the Specifications or a breach by ASL of Section 3.1(a) below, then ASL shall be liable to Reliant to credit or replace such API as required by Section 2.9(b), including paying all costs of returning or destroying such API.

(c) Reliant shall have the right to determine that a recall of any portion of Product is necessary or appropriate at any time, and to design, administer and control the recall process (provided, however, that at the request of ASL, ASL shall have the right to consult with Reliant prior to determining that a recall is necessary). If a recall is determined to be necessary or appropriate due to ASL’s breach of any of its obligations under this Agreement, ASL shall be liable for replacing the Active Ingredient used to manufacture the recalled Product. For purposes of this Section, “recall” means a firm’s removal or correction (e.g., repair, modification, adjustment, re-labeling, destruction or inspection (including patient/consumer marketing) of a product without its physical removal to some other location) of a marketed Product that there are reasonable grounds to believe could be considered by the FDA to be in violation of the Act or against which the FDA could initiate legal action.

SECTION 2.14. Annual Review. The parties agree to establish an annual business review process pursuant to which the parties will review (either in person, by telephone, videoconference or other mutually agreeable means) Active Ingredient quality, cycle time, manufacturing capacity, projected market needs, and delivery.

SECTION 3

GENERALLY APPLICABLE TERMS

SECTION 3.1. Representations and Warranties.

(a) ASL to the best of its knowledge represents and warrants to Reliant that:

(i) the Active IngredientS supplied by ASL will be manufactured in accordance with the Specifications GMP, the DMF and all applicable FDA and other US governmental regulations;

(ii) the Active Ingredient supplied by ASL are being sold to Reliant free and clear of all liens, claims and encumbrances of any nature;

(iii) attached as Exhibit C is a true and correct copy of the Quality Agreement as executed by the parties;

(iv) to the best of its knowledge after diligent inquiry, the Active Ingredient, and its manufacture or use by ASL, does not violate any patents, patent rights, patent applications, inventions, copyrights, confidential information, trade secrets, proprietary rights or processes of any other person in the country where such Active Ingredient is manufactured or in the Territory;

(v) there are no pending or threatened suits, claims, or actions of any type whatsoever against ASL with respect to the Active Ingredient or the manufacture thereof;

(vi) all necessary corporate and other authorizations including all necessary approvals, licenses and authorizations from FDA or other US governmental entities, consents and approvals which are necessary or required for ASL to enter into this Agreement have been duly obtained and are in and will remain in full force and effect;

(vii) the entering into of this Agreement (including the Quality Agreement) by ASL will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ASL, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement (including the Quality Agreement), contract, purchase order or other instrument, document or agreement to which ASL is a party or by which it or any of its properties or assets is bound or affected;

(viii) ASL shall, and shall cause its Affiliates, subcontractors, joint venture partners, and any other person or entity performing services under this Agreement to, comply with all applicable United States laws, rules and regulations applicable to their manufacture or sale of the Active Ingredient (this warranty does not and is not intended to address third party proprietary rights); and

(ix) ASL has not been debarred and ASL has not and will not use in any capacity in connection with the performance of its obligations under this Supply Agreement the services of any individual or person known by ASL to be debarred in each case by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or other applicable

The foregoing warranties extend only to Reliant and its Affiliates, contract manufacturers, corporate partners and/or other persons who collaborate with Reliant in the production of Product from the Active Ingredient. THE FOREGOING WARRANTIES SHALL NOT COVER AND ASL MAKES NO WARRANTIES WITH RESPECT TO: (A) ANY ACTIVE INGREDIENT THAT HAS BEEN SUBJECT TO; (I) ABUSE, MISUSE, MISAPPLICATION, NEGLECT, ALTERATION OR ACCIDENT AFTER DELIVERY AND ACCEPTANCE OF THE API BY RELIANT: (II) IMPROPER OR INCORRECT STORAGE AFTER DELIVERY AND ACCEPTANCE BY RELIANT; OR (; OR (III) ANY MATERIALS, PARTS, GOODS OR OTHER COMPONENTS NOT SUPPLIED BY ASL WHICH ARE USED BY RELIANT IN CONNECTION WITH THE PRODUCT.

(b) Reliant represents and warrants to ASL that:

(i) all necessary corporate and other authorizations, consents and approvals which are necessary or required for Reliant to enter into this Agreement have been duly obtained;

(ii) the entering into of this Agreement (including the Quality Agreement) by Reliant will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Reliant under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Reliant is a party or by which it or any of its properties or assets is bound or affected;

(iii) Reliant shall not, during the course of any manufacturing, marketing or selling by it of the Products, engage in any act which results in the Products being adulterated or misbranded within the meaning of the Act, or any regulation promulgated thereunder;

(iv) Reliant shall comply with all applicable laws, rules and regulations applicable to their importation, manufacture, use or sale of the Product in the Territory;

(v) To the best of its knowledge, the Product, and its manufacture, use or sale by Reliant and/or its Affiliates, will not violate any patents, patent rights, patent applications, inventions, copyrights, confidential information, trade secrets, proprietary rights or processes of any other person;

(c) THE WARRANTIES CONTAINED IN THIS SECTION 3.1 ARE THE EXCLUSIVE WARRANTIES MADE BY THE PARTIES IN RESPECT OF THE ACTIVE INGREDIENT AND PRODUCT, AND ALL OTHER WARRANTIES RELATING THERETO, EXPRESS, STATUTORY OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND MERCHANTABILITY ARE HEREBY WAIVED AND EXCLUDED; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 3.1 SHALL BE DEEMED OR CONSTRUED TO LIMIT ASL’s OBLIGATIONS UNDER SECTION 2.10.

SECTION 3.2. Indemnification. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

(a) ASL shall defend and indemnify and hold Reliant (and its Affiliates, and their respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses (collectively, “Losses”), arising out of, based on, or caused by (A) the breach by ASL of any representation or warranty contained in this Agreement, (B) any failure of ASL to comply with any applicable US law in connection with performing its obligations under this Agreement or (C) any negligence or intentional misconduct by ASL in connection with performing its obligations under this Agreement in each case except to the extent that such

Losses arise from or are aggravated by the grossly negligent acts of or failure to act by Reliant or its Affiliates. Reliant will promptly notify ASL of any such Losses which come to its attention.

(b) Reliant shall defend and indemnify and hold ASL (and its Affiliates, and their respective officers, directors and employees) harmless against any and all Losses, arising out of, based on, or caused by (A) statements, whether written or oral, made or alleged to be made by Reliant or its Affiliates on the packaging or labeling of any of the Products, or in the advertising, manufacturing (other than the manufacturing of the Active Ingredient), promotion, use or sale of any of the Products, (B) the storage, sale, shipment, promotion or distribution of the Products by Reliant or its Affiliates, or (C) the breach by Reliant of any representation or warranty contained in this Agreement, in each case except to the extent that such Losses arise from or are aggravated by the grossly negligent acts of or failure to act by ASL or its Affiliates. ASL will promptly notify Reliant of any such Losses which comes to its attention.

(c) In the event either party becomes aware of any product liability claims from third parties with respect to the Products (whether related to the safety or efficacy of the Product, or arising out of alleged defects in materials, design or workmanship of the Product or otherwise, (hereinafter, a “Product Liability Claim”), it shall promptly notify the other of such matter, and provide copies of any notices, claims, letters or other information which such party has received or possesses in connection with such Product Liability Claim. Each party shall reasonably cooperate with the other with respect to the defense and resolution of any such Product Liability Claim. Reliant shall have responsibility for controlling any litigation, defense or settlement of any such Product Liability Claims.

SECTION 3.3. Infringement Indemnification.

(a) ASL shall defend and indemnify and hold Reliant (and its Affiliates and the respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses arising from or relating to claims that the formulation or manufacture of Active Ingredient or other activities of ASL under this Agreement infringe on the patent or other intellectual property rights of a third party within the Territory.

(b) Reliant shall defend and indemnify and hold ASL (and its Affiliates and the respective officers, directors and employees) harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses arising from or relating to claims that the Products manufactured using the API supplied or its use or sale infringes on the patent or other intellectual property rights of a third party.

SECTION 3.4. Insurance.

(a) Reliant and ASL shall each at its own expense obtain and maintain insurance of the type and amount described in Section 3.4(b). Neither party shall do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance.

(b) The parties agree that each will maintain during the performance of this Agreement the following insurance in amounts no less than that specified for each type:

(i) General liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage.

(ii) product liability insurance with combined limits of not less than $3,000,000 per occurrence and $3,000,000 per accident for bodily injury, including death and property damage.

(c) Each party will provide to the other party evidence of its insurance naming the other as an additional insured and containing a waiver of subrogation against the other and thirty (30) days prior written notice of any cancellation of its coverage or reduction in coverage from the requirements stated herein.

SECTION 3.5. Term.

(a) This Agreement shall remain in effect from the Effective Date for a period of seven (7) years from the receipt of the first Regulatory Approval for either of the Initial Products (the “Initial Term”). Unless sooner terminated, this Agreement shall be renewed automatically for successive terms of two (2) years unless either party provides notice to the contrary within one hundred twenty (120) days prior to the end of the Initial Term or any such additional term.

(b) Notwithstanding any other provision of this Agreement, either Reliant or ASL may terminate this Agreement by notice in writing to the other upon the occurrence of any of the following events:

(i) if the other commits a breach of this Agreement (other than a breach by Reliant of Section 2.8 hereof) that the notified party fails to remedy within thirty (30) days of the receipt by the other of a notice identifying the breach and requiring its remedy; or

(ii) if the other is subject to a Bankruptcy Event.

(c) Reliant may terminate this Agreement immediately upon written notice to ASL if:

(i) the FDA prohibits the Product(s) from being manufactured, shipped, sold or marketed, in which event all outstanding or unfinished purchase orders (including any firm order obligations pursuant to any forecasts) shall be cancelled;

(ii) in the absence of a force majeure event under Section 4.10 below, ASL is unable to supply API in sufficient quantities to meet purchase orders submitted in accordance with Section 2.8 hereunder for a period of six (6) months in any twelve (12) month period or, taking into account any such force majeure event, ASL is unable to meet such purchase orders for a continuous period of six (6) months; or

(iii) any representation or warranty made herein by ASL proves to be incorrect in any material respect when made.

(d) ASL may terminate this Agreement upon written notice to Reliant if any representation or warranty made herein by Reliant proves to be incorrect in any material respect when made.

SECTION 3.6. Effect of Termination.

(a) If this Supply Agreement is terminated for any reason other than Reliant’s failure to make payment under this Agreement, ASL shall complete the manufacture of any binding purchase order for Active Ingredient and ship such Active Ingredient pursuant to the terms of this Agreement.

(b) The termination or expiration of this Agreement will not release either party from the obligation to pay any sum that may be owing to the other party (whether then or thereafter due) to operate any liability or obligation that had been incurred by either Party prior to any such termination.

SECTION 4

MISCELLANEOUS

SECTION 4.1. Confidentiality; Press Releases.

(a) Reliant and ASL will be exchanging confidential and proprietary information relating to the Active Ingredient and Products and their respective businesses at the inception of and from time to time during the term of this Agreement. The party receiving such information will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence. Such obligation of confidentiality shall not apply to information which (i) is known to the receiving party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the receiving party, (iv) is received from a third party who has no obligation of confidentiality to the disclosing party or (v) is developed independently by or for the receiving party. Such obligation of confidentiality shall continue for a period of five (5) years from the date of termination of this Agreement.

(b) Notwithstanding the foregoing Section 4.1(a), (i) Reliant shall be permitted to disclose to its manufacturers, subcontractors, wholesalers, other direct customers, investment bankers and/or financing sources such confidential information relating to the Products and this Agreement as Reliant shall reasonably determine to be necessary in order to effectively market and distribute the Products or otherwise engage in a bona fide financing transaction and (ii) ASL shall be permitted to disclose to its Affiliates, manufacturers, subcontractors, wholesalers, other direct customers, investment bankers and/or financing sources such confidential information relating to the Active Ingredient and Products as ASL may reasonably determine to be necessary to perform its obligations under this Agreement, provided that such entities undertake the same confidentiality obligation as the disclosing party has with respect to the other’s confidential information and provided that ASL and its Affiliates may disclose the fact of the Agreement for purposes of marketing its services.

(c) Except as may be required by applicable laws, rules or regulations (including in connection with a public offering of securities), neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, any amendment hereto or to performance hereunder, or the existence of an arrangement between the parties, without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed (it being understood that such obligation is not intended to restrict either party’s ability to promote, market and sell the Products or its services in a commercially reasonable manner). In the event disclosure is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least ten (10) business days prior to disclosure. In the absence of a communication approving or disapproving of the public announcement from the party with the right of approval by the end of such ten (10) day period, such party shall be deemed to have approved the public announcement.

SECTION 4.2. Survival. Those provisions of this Agreement dealing with rights and obligations upon and/or after termination of this Agreement including but not limited to Sections 1.1 (to the extent necessary to give effect to the Articles and Sections enumerated in this Section 4.2), 2.6, 2.7(d), 2.8(d), 2.8(e), 2.8(f), 2.10, 2.11.2.12, 2.13, 3.2, 3.3, 3.4, 3.6, 4.3, 4.9, 4.15, 4.16 and 4.17 shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

SECTION 4.3. Penalties. If either party terminates this Agreement in accordance with the terms herein the terminating party shall owe no penalty to the terminated party on account of such termination.

SECTION 4.4. Independent Contractor Status. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of ASL shall be solely employees of ASL and shall not represent themselves as employees of Reliant, and all personnel of Reliant shall be solely employees of Reliant and shall not represent themselves as employees of ASL.

SECTION 4.5. Binding Effect; Benefits. This Agreement shall endure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.

SECTION 4.6. Assignment.

Neither party may assign this Agreement or any of its rights hereunder or delegate its performance of its obligations hereunder without the express prior written consent of the other party, except that either party may assign or delegate any of its rights or obligations under this Agreement to an Affiliate or subsidiary; provided that the assigning party shall be made liable for all obligations and liabilities of the assignee following such assignment. Notwithstanding the foregoing (a) each party may assign this Agreement to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of such party with or into such entity AND (b) Reliant may assign its rights and obligations hereunder to an acquirer of all or substantially all of Reliant’s assets relating to one or more of the Products. The (i) conversion of either party from a limited liability company to a corporation and/or (ii) issuance by either party of securities in connection with any financing transaction or public offering shall not be deemed an assignment and shall be permitted without notice to or consent from the other party or its Affiliates. My attempted assignment in violation of this provision shall be deemed a material breach of this Agreement.

SECTION 4.7. Entire Agreement; Amendments. The parties acknowledge that this Agreement sets forth the entire agreement and understanding of the parties as to the subject matter of this Agreement, and supersedes any prior verbal, written or other understandings of the parties with respect to the subject matter of this Agreement. This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

SECTION 4.8. Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.9. Remedies; Etc. Unless otherwise expressly provided, all remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 4.10. Force Majeure.

The obligations of ASL and Reliant hereunder shall be subject to any delays or non-performance caused by acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; orders of, or failure to issue all necessary permits or licenses by, regulatory, governmental, or military authorities; strikes, lockouts or labor trouble; perils of the sea; or any other similar cause beyond the reasonable control of either party, and each party shall be under no liability to the other for anything which would constitute a breach of this Agreement arising by reason of such matters. The party which is not performing its obligations under this Agreement as a result of an event of force majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the event of force majeure continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time. In the event that such alternative arrangements cannot be agreed upon within thirty (30) days after the expiration of such initial sixty (60) day period, then the non-performing party shall continue to diligently attempt to alleviate such event of force majeure until it is removed or eliminated.

SECTION 4.11. Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) e-mail, telexed or facsimile, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) five (5) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) one business day after being delivered to said overnight delivery service properly addressed, or (iv) confirmation of receipt of the e-mail, telex or facsimile, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the party receiving the Notice must respond.

If to ASL:	Austin Shasun LLC
1565 Barclay Boulevard
Buffalo Grove, IL 60089-4537
Attn:

Facsimile:	(847)520 9160
E-mail:	@austinchemical.com

Telecopier:

if to Reliant to:	Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn: Joseph Krivulka, President

Telephone:	(908) 542-4400
Fax:	(908) 542-9406

with a copy to:	Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, New Jersey 07938
Attn: Michael J. Lerner, General Counsel

Telephone:	(908) 542-4408
Fax:	(908) 542-9406

SECTION 4.12. Waivers. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

SECTION 4.13. Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

SECTION 4.14. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.15. Governing Law; Dispute Resolution.

(a) This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of law principles thereof, and the United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed.

(b) Excepting only actions and claims relating to actions commenced by a third party against ASL or Reliant (including, without limitation, actions for injuries caused by a Product, or in respect to a patent infringement claim), any controversy or claim arising out of or relating to this Agreement, or the parties’ decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c) The arbitration shall be held before a single arbitrator, to be selected by ASL and Reliant or, if ASL and Reliant cannot agree on such arbitrator, in accordance with the applicable arbitration rules provided that the arbitrator shall have significant pharmaceutical manufacturing and supply experience. Arbitration shall be in the State of New York and the arbitrator shall apply the substantive law of the State of New York. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute. The arbitrator shall permit and facilitate discovery, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase. The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

(d) The arbitrator shall not award either parties punitive damages and the parties shall be deemed to have waived any right to such damages. A qualified court reporter will record and transcribe the proceedings. The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered into any court having jurisdiction thereof. Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within three hundred sixty five (365) days of the arbitrator’s selection or appointment and within twenty (20) days of the close of evidence.

(e) The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties’ confidential information. The fees of the arbitrator shall be paid by the losing party, which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, he shall so state and the fees shall be split equally between the parties.

(f) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any such dispute.

(g) The procedures specified in this Section 4.15 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided however, that a party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage.

SECTION 4.16. Consequential Damages. Neither Reliant nor ASL (which for the purposes of this Section 4.16 shall include their respective Affiliates, directors, managers, officers, employees, consultants, equity holders, representatives and agents) shall have any liability to the other for any punitive damages, specialty, incidental, consequential or indirect damage relating to or arising from the loss of commercial or business opportunity, revenue or profit, in connection with or arising out of this Agreement even if such damages may have been forecasted; providing that such limitations shall not apply in the case of (a) fraud, (b) intentional misconduct or (c) any damages claimed by or paid to a third party in a third party action.

SECTION 4.17. Limitation of Liability. Except in the cases of fraud, gross negligence or intentional misconduct ASL’s aggregate liability to Reliant under this Agreement for any calendar year during the term of this Agreement shall not exceed the net amounts paid by Reliant (amounts paid less the Annual Payment Amount rebated) under Section 2.7 above with respect to that calendar year.

SECTION 4.18 Conversion to Non-Exclusive. Following the Initial Period, in the event that Reliant fails to purchase the Minimum in any two (2) consecutive calendar quarters pursuant to Section 2.8 hereof, ASL as its sole remedy hereunder shall on thirty (30) days written notice shall be relieved of the restriction on sales to third parties of Active Ingredient set forth in Section 2.1(b) hereof. Reliant, however, shall have the option during the thirty days following notice from ASL to purchase such amounts of API as necessary to satisfy the Minimum for the calendar quarters in question in which case the restriction on sales of Active Ingredient to third parties set forth in Section 2.1(b) shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the date first above written.

RELIANT PHARMACEUTICALS, LLC

By:
Title:

AUSTIN SHASUN, LLC

By:
Title:

Exhibit A

SPECIFICATIONS

[TO BE SUPPLIED]

Exhibit A

[***] [2 pages omitted]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

[***]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

QUALITY AGREEMENT

[TO BE SUPPLIED]

2